Exhibit 10.5

AMETEK, INC.

2004 EXECUTIVE DEATH BENEFIT PLAN

Amended and Restated Effective January 1, 2017

TABLE OF CONTENTS

Article 1. Purpose and Effective Date		1

1.01.	Purpose	1
1.02.	Effective Date	1

Article 2. Definitions and Construction		2

2.01.	Definitions	2
2.02.	Construction	5

Article 3. Eligibility and Participation		6

3.01.	Eligibility and Participation	6
3.02.	Change in Employment Status	6

Article 4. Retirement Benefit		7

4.01.	Nature of Benefit	7
4.02.	Accounts	7
4.03.	Timing of Credits; Withholding	9
4.04.	Vesting of Accounts	9
4.05.	Statement of Accounts	9

Article 5. Death Benefit		10

5.01.	Nature of Benefit	10
5.02.	Benefit Amounts	10
5.03.	Vesting of Death Benefit	10
5.04.	Forfeiture	10

Article 6. Payment of Plan Benefits		12

6.01.	Timing of Benefit Payments	12
6.02.	Form of Payment	13
6.03.	Administrative Acceleration or Delay of Payment	13
6.04.	Withholding	14
6.05.	Payment to Guardian	14
6.06.	Effect of Payment	14

Article 7. Beneficiary Designation		15

7.01.	Beneficiary Designation	15
7.02.	Changing Beneficiary	15
7.03.	No Beneficiary Designation	15

Article 8. Administration		16

8.01.	Committee; Duties	16

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8.02.	Agents	16
8.03.	Binding Effect of Decisions	16
8.04.	Indemnity of Committee	16
8.05.	Election of Committee After Change in Control	16

Article 9. Claims Procedure		17

9.01.	Claim	17
9.02.	Denial of Claim	17
9.03.	Review of Claim	17
9.04.	Final Decision	17
9.05.	Claims for Disability Benefits	18

Article 10. Amendment and Termination of Plan		19

10.01.	Amendment	19
10.02.	Company’s Right to Terminate	19

Article 11. Miscellaneous		20

11.01.	Hypothetical Accounts	20
11.02.	Company Obligation	20
11.03.	Trust Fund	20
11.04.	Nonassignability	20
11.05.	Not a Contract of Employment	21
11.06.	Protective Provisions	21
11.07.	Governing Law	21
11.08.	Severability	21
11.09.	Headings	21
11.10.	Notice	21
11.11.	Successors	22

AMETEK, Inc., 2004 Executive Death Benefit Plan (Restated January 1, 2017)	Table of Contents

ARTICLE 1.  PURPOSE AND EFFECTIVE DATE

1.01.	Purpose.

This AMETEK, Inc., 2004 Executive Death Benefit Plan (the “Plan”) is intended to provide an additional benefit to a select group of management and highly compensated employees of AMETEK, Inc., and certain of its subsidiaries, either in the form of a Retirement Benefit (as set forth in Article 4) or in the form of a Death Benefit (as set forth in Article 5), but not both. If a Participant retires from the Company after attaining early or normal retirement eligibility, he will receive a Retirement Benefit equal to the value of an Account maintained for the Participant under the Plan. In contrast, if a Participant dies while actively employed by the Company and otherwise eligible to participate in the Plan (or after suffering a disability but before attaining eligibility for normal retirement), his Beneficiary(ies) will receive a Death Benefit in the form of fixed monthly installment payments until the month during which the Participant would have attained age 80.

The Retirement Benefit and the Death Benefit are mutually exclusive: no Death Benefit will be paid on behalf of a Participant who receives a Retirement Benefit, and no Retirement Benefit will be paid on behalf of a Participant if a Death Benefit is paid on that Participant’s behalf. A Participant who Separates from Service (not on account of his death or Disability) before attaining early or normal retirement eligibility will not receive any benefit under the Plan and no Plan benefit will be paid on his behalf, unless the Participant is involuntarily terminated within two years following a Change in Control of the Company.

1.02.	Effective Date.

The Plan is effective as of January 1, 2004, although this amendment and restatement is effective January 1, 2017. Because no benefits under the Plan were vested as of December 31, 2004, no benefits under the Plan are treated as grandfathered for purposes of section 409A of the Code.

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ARTICLE 2.  DEFINITIONS AND CONSTRUCTION

2.01.	Definitions.

For the purpose of this Plan, the following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

(a)	Account. “Account” means the hypothetical account maintained on the books of the Company, used solely to calculate the Retirement Benefit payable to each Participant under this Plan, as set forth in Section 4.02.

(b)	Article. “Article” means an article of the Plan.

(c)	Beneficiary. “Beneficiary” means the person, persons or entity as designated by the Participant, entitled under Article 7 to receive any Plan benefits payable after the Participant’s death.

(d)	Board. “Board” means the Board of Directors of AMETEK, Inc.

(e)	Change in Control. A “Change in Control” shall occur if:

(1)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires ownership of stock of the Company that, together with the stock held by such Person or group of Persons, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. However, if such Person or group of Persons is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company before this transfer of the Company’s stock, the acquisition of additional stock by the same Person or group of Persons shall not be considered to cause a Change in Control of the Company; or

(2)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group of Persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company. However, if such Person or group of Persons is considered to own 30 percent or more of the total voting power of the stock of the Company before this acquisition, the acquisition of additional control or stock of the Company by the same Person or group of Persons shall not cause a Change in Control of the Company; or

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(3)	A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election; or

(4)	Any one Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or group of Persons) assets from the Company that have a total gross fair market value equal to substantially all but in no event less than 40 percent of the total fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. A transfer of assets by the Company will not result in a Change in Control under this Section 2.01(e)(4), if the assets are transferred to:

(A)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(B)	An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the transfer of assets;

(C)	A Person or more than one Person acting as a group (as defined in section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations) that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or

(D)	An entity, at least 50 percent of the total value or voting power of which is owned directly or indirectly, by a person of group of persons described in Section 2.01(e)(4)(C), above.

For purposes of this Section 2.01(e), no acquisition, either directly or indirectly, by the Participant, his affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan shall constitute a Change in Control.

For purposes of this Section 2.01(e), the following terms shall have the meanings set forth below:

(1)	“Company” shall mean AMETEK, Inc., except that, if a Participant is employed by a majority-controlled subsidiary of the Company, for purposes of Sections 2.01(e)(1), 2.01(e)(2), and 2.01(e)(4), “Company” shall mean such subsidiary.

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(2)	“Person” shall mean any individual or individuals other than the Participant, his affiliates and associates, the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan.

(f)	Code. “Code” means the Internal Revenue Code of 1986, as amended.

(g)	Committee. “Committee” means the Committee appointed by the Board (or its delegee) to administer the Plan pursuant to Article 8.

(h)	Company. “Company” means AMETEK, Inc., a Delaware corporation, and any directly or indirectly affiliated subsidiary corporations, any other affiliate designated by the Board, or any successor to the business of any such entity.

(i)	Death Benefit. “Death Benefit” means the benefit paid on behalf of a Participant in accordance with Article 5.

(j)	Determination Date. “Determination Date” means the last business day of each Plan Year.

(k)	Disability. “Disability” means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that (1) renders a Participant unable to engage in any substantial gainful activity or (2) results in a Participant receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. The Committee shall determine the existence of Disability, in its sole discretion, and may rely on advice from a medical examiner satisfactory to the Committee in making the determination. A Participant will also be considered disabled if he has been determined to be totally disabled by the Social Security Administration. The term “Disability” is intended to comply with section 409A(a)(2)(C) of the Code and shall be interpreted to permit a Participant to take a distribution in any circumstance that would be permitted under section 409A(a)(2)(C) of the Code.

(l)	Early Retirement. “Early Retirement” means the Separation from Service with the Company by the Participant after attaining age fifty-five (55) with at least five (5) Years of Service and before attaining age sixty-five (65).

(m)	ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n)

Life Insurance Policies.  “Life Insurance Policies” means the life insurance policies maintained by the Company for the purpose of measuring the Retirement Benefits, if any, payable under this Plan. Such Life Insurance Policies shall be owned by and payable to the Company; the Participants shall have no rights or interest in the Policies or any benefits from the Policies, even if a Policy is payable

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upon the death of the Participant. The Life Insurance Policies shall be used solely as method to measure the Retirement Benefits, if any, payable under this Plan, and the Participants shall have no greater interest in any benefit under this Plan than that of an unsecured creditor of the Company.

(o)	Limited Participant. “Limited Participant” means a Participant whose benefits under the Plan are limited pursuant to Section 3.02 after the Committee determines that the Participant’s employment position is no longer at a level that warrants full participation in the Plan.

(p)	Normal Retirement. “Normal Retirement” means the Separation from Service with the Company of the Participant on or after attaining age sixty-five (65), or as otherwise determined by the Board in its sole discretion.

(q)	Participant. “Participant” means any employee who is eligible and has become a participant pursuant to Section 3.01. Such employee shall remain a Participant in this Plan until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

(r)	Plan. “Plan” means this AMETEK, Inc., 2004 Executive Death Benefit Plan, as it may be amended from time to time.

(s)	Plan Year. “Plan Year” means the calendar year.

(t)	Retirement Benefit. “Retirement Benefit” means the account-based benefit payable to a Participant at Early Retirement or Normal Retirement, as described in Article 4.

(u)	Section. “Section” means a section of the Plan.

(v)	Separation from Service. “Separation from Service” or “Separates from Service” means separation from service from the Company within the meaning of section 409A of the Code.

(w)	Year of Service. “Year of Service” means the 12-month period following the date that the Participant first performs an hour of service for the Company and each consecutive 12-month period following the anniversary of that date that is completed before the Participant Separates from Service.

2.02.	Construction.

For purposes of the Plan, unless the contrary is clearly indicated by the context,

(a)	the use of the masculine gender shall also include within its meaning the feminine and vice versa,

(b)	the use of the singular shall also include within its meaning the plural and vice versa, and

(c)	the word “include” shall mean to include without limitation.

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ARTICLE 3.  ELIGIBILITY AND PARTICIPATION

3.01.	Eligibility and Participation.

Eligibility to participate in the Plan shall be limited to that select group of management and/or highly compensated employees of the Company whom the Committee designated as eligible to participate in the Plan as of January 1, 2004. Eligibility and participation shall be frozen to new participants after that date.

3.02.	Change in Employment Status.

If the Committee determines that a Participant’s position is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with Company, the Participant shall become a Limited Participant whose benefits under this Plan shall be limited to the Account balance as of the date so specified by the Committee, which shall be adjusted each subsequent year that the Participant remains an active employee of the Company (and does not again become employed in a position that warrants full participation in the Plan) by the lesser of (a) the amount of the Annual Allocation that the Participant would have received had he remained in his former position or (b) the interest that the Participant would have received had he terminated his employment.

If the Committee determines that a Participant’s position has risen to a level that warrants additional reward under the Plan, the Committee may, in its sole discretion, adjust the Participant’s benefits under this Plan pursuant to Section 4.02(a)(1) by increasing the Participant’s Percentage Allocation for that Plan Year and any subsequent year.

If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with ERISA, the Committee may, in its sole discretion, take such action as it deems necessary to preserve the status of the Plan as a “top hat” plan under ERISA.

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ARTICLE 4.  RETIREMENT BENEFIT

4.01.	Nature of Benefit.

A Participant’s Retirement Benefit under the Plan shall be equal to the value of an Account that shall be maintained for his benefit on the Company’s records. A Participant’s Account shall be only hypothetical in nature, and nothing in this Plan shall be construed to grant any rights or interests in any asset of the Company, including the Life Insurance Policies, to any Participant. The Life Insurance Policies (even if payable on the death of the Participant) are used solely as a method to measure the Annual Allocations to be added to Participants’ accounts. The Participants shall at all times remain general, unsecured creditors of the Company with respect to the benefits payable under this Plan.

The Retirement Benefit under the Plan is mutually exclusive with the Death Benefit under the Plan (which is described in Article 5). No Retirement Benefit shall be paid to or on behalf of any Participant if a Death Benefit has been or will be paid on behalf of such Participant.

4.02.	Accounts.

The Company shall maintain a hypothetical account on behalf of each Participant in the Plan. The opening balance in each Participant’s Account shall be zero dollars, and the balance in each Participant’s Account shall increase or decrease each year as follows—

(a)	Annual Allocations. Each Participant shall receive an Annual Allocation on each Determination Date on which the Participant is either (1) actively employed by the Company and otherwise eligible to participate in the Plan, (2) an inactive employee of the Company by reason of a Disability and not yet eligible for Normal Retirement, or (3) a former employee who terminated service with the Company under the Early or Normal Retirement provisions and has not yet had payments commence under this Plan. As provided in Section 3.02, if the Participant is actively employed by the company as a Limited Participant, the Participant shall receive an Annual Allocation only if the amount of the Annual Allocation is less than the amount of interest he could receive pursuant to Section 4.02(b).

The amount of the Annual Allocation for each Participant entitled to receive an Annual Allocation shall be the product of the Participant’s Percentage Allocation and the Aggregate Policy Gain for the Plan Year that ends on the applicable Determination Date. For this purpose—

(1)	A Participant’s “Percentage Allocation” means the percentage identified for such Participant in a separate writing at the time he commences participation in the Plan. Once a Participant’s Percentage Allocation is established, it shall not be changed unless the Participant is notified in writing that his Percentage Allocation is being changed because—

(A)	the Participant’s employment responsibilities have changed such that an adjustment of the Participant’s Percentage Allocation is warranted to reflect the Participant’s new level of responsibilities; or

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(B)	the number of Participants in the Plan or the Life Insurance Policies have changed or are about to change in such a manner that it is necessary to modify the Participant’s Percentage Allocation in order to maintain his level of benefits.

If an individual ceases to be eligible to receive an Annual Addition (by reason of Separation from Service, death, or otherwise), his Percentage Allocation for all years after he ceases to be eligible to receive an Annual Addition shall revert to the Company and shall not be reallocated among some or all of the remaining Plan Participants unless the Committee determinates that a reallocation is appropriate.

(2)	The “Aggregate Policy Gain” for any given Plan Year means the sum of—

(A)	the annual gains or losses on all of the Life Insurance Policies determined as of the most recent policy anniversary date of each of the Life Insurance Policies in accordance with FASB Technical Bulletin 85-4, and

(B)	any death benefits received by the Company from the Life Insurance Policies during the Plan Year, which are in excess of the sum of (1) and (2), minus (3) where:

(1)	equals the greater of the premiums paid or the cash value of the Life Insurance Policy related to the deceased Participant as of the most recent Determination Date;

(2)	equals the present value of the benefits to be received under this Plan by the deceased Participant’s beneficiaries, as determined by the Committee in its sole discretion; and,

(3)	equals the Account balance of the deceased Participant as of the most recent Determination Date.

(By way of example: if the anniversary date of a Life Insurance Policy is December 28th, the gain/loss on the policy will be determined as of each December 27th; the amount of that gain/loss shall be added to the gain/loss of all other listed policies to determine the Aggregate Policy Gain on December 31st, the end of the Plan Year. Such amount will then be used to determine the Annual Allocation as of December 31st. If, in that same year, a death benefit of $500,000 has been paid to the Company as a result of the death of an insured Participant, the cash value on that Participant’s policy as of the most recent Determination Date was $100,000, the Participant’s Account balance at that time was $50,000, and the Committee determines that, under the terms of this Plan, the beneficiaries of that Participant are entitled to a benefit of $300,000 on a present value basis, then $150,000 shall be included in the Aggregate Policy Gain.)

(b)	Interest. Each Participant shall receive interest on each Determination Date on

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which he does not receive an Annual Allocation. The amount of interest for each such Participant shall be the product of the Participant’s Account balance on the applicable Determination Date and the interest rate in effect under section 417(e) of the Code on such Determination Date.

(c)	Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date.

4.03.	Timing of Credits; Withholding.

Any Annual Allocations, interest, and distributions shall be credited to (or debited from) the appropriate Account at the time and as provided by the Committee. Any withholding of taxes or other amounts that is, in the discretion of the Committee, required by local, state or federal law shall be withheld from amounts otherwise payable to the Participant to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee.

4.04.	Vesting of Accounts.

Each Participant shall become 100% vested in his Account upon the earliest to occur of the following—

(a)	Separation from Service with the Company pursuant to either an Early Retirement or a Normal Retirement;

(b)	dying while actively employed by the Company as a Limited Participant; or

(c)	incurring an involuntary Separation from Service from the Company for any reason within the two-year period immediately following a Change in Control.

A Participant whose employment terminates for any reason before he has become 100% vested in his Account in accordance with this Section 4.04 (including the Participant’s death while actively employed by the Company (as other than a Limited Participant) or while disabled and not yet eligible for Normal Retirement) shall forfeit his entire interest in his Account. If a Participant dies while actively employed by the Company, he shall receive a Death Benefit pursuant to Article 5, except that a Participant who dies while actively employed by the Company as a Limited Participant shall receive a Retirement Benefit pursuant to Section 3.02 and not a Death Benefit.

4.05.	Statement of Accounts.

The Committee shall give to each Participant a statement showing the balance in the Participant’s Account on an annual basis.

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ARTICLE 5.  DEATH BENEFIT

5.01.	Nature of Benefit.

A Participant’s Death Benefit under the Plan shall be a series of equal monthly installment payments that are payable if the Participant dies (a) while actively employed by the Company if the Participant is not a Limited Participant at the time of his death or (b) before reaching eligibility for Normal Retirement if the Participant has a Disability. A Participant’s right to a Death Benefit shall not be construed to grant any rights or interests in any asset of the Company, including the Life Insurance Policies, to any Participant. The Life Insurance Policies (even if payable on the Participant’s death) are used solely as a method to measure the Annual Allocations to be added to Participants’ Accounts for purposes of valuing their Retirement Benefits and have no relationship with the Death Benefit provided under the Plan. The Participants shall at all times remain general, unsecured creditors of the Company with respect to the benefits payable under this Plan.

The Death Benefit under the Plan is mutually exclusive with the Retirement Benefit under the Plan (as described in Article 4). No Death Benefit shall be paid on behalf of any Participant if a Retirement Benefit has been or will be paid to or on behalf of such Participant.

5.02.	Benefit Amounts.

The Death Benefit payable upon the death of a Participant shall be a monthly benefit equal to either--

(a)	four thousand, one hundred sixty-six dollars and sixty-seven cents ($4,166.67) per month, or

(b)	eight thousand, three hundred thirty-three dollars and thirty-three cents ($8,333.33) per month,

in each case, beginning in the month after the month during which the Participant dies and ending in the month during which the Participant would have attained age eighty (80). The amount of a Participant’s Death Benefit shall be identified for the Participant in a separate writing at the time he commences participation in the Plan. Once the amount of a Participant’s Death Benefit is established, it shall not be changed unless the Participant is notified in writing.

5.03.	Vesting of Death Benefit.

Each Participant shall become 100% vested in his Death Benefit upon his death (a) while actively employed by the Company if the Participant is not a Limited Participant at the time of his death or (b) before reaching eligibility for Normal Retirement if the Participant has a Disability.

5.04.	Forfeiture.

(a)	Any portion of a Participant’s Death Benefit that does not vest in accordance with

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Section 5.03 shall be forfeited on the date the Participant Separates from Service or dies, whichever occurs earlier, except that a Participant who has a Disability shall not forfeit his Death Benefit before Normal Retirement.

(b)	The Participant’s entire Death Benefit shall be forfeited if a Retirement Benefit becomes payable to or on the behalf of the Participant in accordance with Article 4.

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ARTICLE 6.  PAYMENT OF PLAN BENEFITS

6.01.	Timing of Benefit Payments.

(a)	Retirement Benefit.

(1)	Retirement. A Participant who Separates from Service with the Company pursuant to an Early Retirement or Normal Retirement shall receive his distribution on the first day of the month coincident with or next following the later of (A) the date that the Participant attains age sixty-five (65) or (B) the first date that is more than six (6) months after the date of the Participant’s Separation from Service, provided that if the Participant dies after Separation from Service on or after attaining age 65 and before the date that is six (6) months after the date of the Participant’s Separation from Service, the Retirement Benefit shall be paid on the first day of the month coincident with or next following the date of the Participant’s death. The Participant may request a later distribution in accordance with Section 6.02(a). If a Participant requests a later distribution, Annual Allocations shall be credited to his Account in accordance with Section 4.02(a) until he begins to receive his distribution, and then interest shall be credited to his Account in accordance with Section 4.02(b) until his Account is fully distributed.

(2)	Disability. A Participant who has suffered a Disability before his eligibility for Normal Retirement shall receive the Retirement Benefit on the first day of the month coincident with or next following the date that the Participant attains age sixty-five (65). The Participant may request a later distribution in accordance with Section 6.02(a). If a Participant requests a later distribution, interest shall be credited to his Account in accordance with Section 4.02(b) until his Account is fully distributed.

(3)	Change in Control. A Participant whose employment is involuntarily terminated for any reason within two (2) years following a Change in Control shall receive his distribution on the first day of the month coincident with or next following the date that is six (6) months after the date of his Separation from Service, provided that if the Participant dies after Separation from Service and before the date that is six (6) months after the date of the Participant’s Separation from Service, the Retirement Benefit shall be paid on the first day of the month coincident or next following the date of the Participant’s death.

(4)	Death of a Limited Participant. The Beneficiaries of a Participant who is actively employed as a Limited Participant on the date of his death shall receive the Limited Participant’s Account balance in the form of a lump sum on the first day of the month coincident with or next following the date of the Limited Participant’s death.

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(b)	Death Benefit.

The Death Benefit payable on behalf of a Participant shall be paid monthly beginning on the first day of the month coincident with or next following the date on which the Participant dies.

6.02.	Form of Payment.

(a)	Retirement Benefit.

The Retirement Benefit payable to any Participant shall be paid in a lump sum unless the Participant elects to receive his Retirement Benefit in annual installments or in the form of a lump sum on a date later than the date provided under Section 6.01(a)(1) or Section 6.01(a)(2) and such election—

(1)	is not effective until at least twelve (12) months after the date on which the election is made,

(2)	defers the first payment with respect to which such election is made for a period of not less than five (5) years from the date such payment would otherwise have been made,

(3)	is not made less than twelve (12) months before the date of the first scheduled payment,

(4)	does not result in the Participant’s Retirement Benefit commencing after the later of (A) the Participant’s Separation from Service or (B) the Participant’s attaining age 70; and

(5)	does not result in any part of a Participant’s Retirement Benefit being paid after the earlier of (A) the fifteenth (15th) year after the Participant’s Separation from Service or (B) the Participant’s attaining age 85.

If the Participant dies after his retirement under this Plan, the Company shall pay to the Participant’s Beneficiaries the remaining unpaid Account balance at the same time and in the same manner as if the Participant had survived.

(b)	Death Benefit.

The Death Benefit payable on behalf of any Participant shall be paid in equal monthly installments that begin as provided in Section 6.01(b) and end in the month in which the Participant would have attained age 80.

6.03.	Administrative Acceleration or Delay of Payment.

A payment is treated as being made on the date that it is due under the Plan if the payment is made (a) no earlier than thirty (30) days before the due date specified by the Plan or (b) on a date later than the due date specified by the Plan that is either (1) in the same Plan Year (for a payment whose specified due date is on or before September 30) or (2) by the fifteenth

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(15th) day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).

6.04.	Withholding.

The Company shall withhold from any payment made pursuant to this Plan any taxes the Company reasonably believes are required to be withheld from such payments under local, state, or federal law.

6.05.	Payment to Guardian.

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Committee may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Committee and Company from all liability with respect to such benefit.

6.06.	Effect of Payment.

The full payment of the applicable benefit under this Article 6 shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

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ARTICLE 7.  BENEFICIARY DESIGNATION

7.01.	Beneficiary Designation.

Each Participant shall have the right, at any time prior to complete distribution of the Participant’s vested Account, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant’s death. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only if filed with the Committee during the Participant’s lifetime.

7.02.	Changing Beneficiary.

Any Beneficiary designation may be changed without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee during the Participant’s lifetime.

7.03.	No Beneficiary Designation.

If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)	the Participant’s surviving spouse;

(b)	the Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or

(c)	the Participant’s estate.

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ARTICLE 8.  ADMINISTRATION

8.01.	Committee; Duties.

This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons, who may also be Participants in this Plan, and are named as the initial Committee in this Plan or as subsequently appointed by the Board or its delegee, except in the event of a Change in Control as provided in Section 8.05 below. The Committee shall have the full discretionary authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as they may arise in such administration, and (b) establish and maintain an investment policy for the Life Insurance Policies, select appropriate investment options to implement the investment policy, monitor the performance of such investment options, and change the selection of investment options from time to time in a manner consistent with the objectives of the investment policy. A Committee member who is also a Participant in this Plan shall be prohibited from voting on any matter which may, in the opinion of the balance of the Committee, directly affect the Committee member’s rights or benefits under this Plan. A majority vote of the Committee members permitted to vote shall control any decision.

8.02.	Agents.

The Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

8.03.	Binding Effect of Decisions.

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

8.04.	Indemnity of Committee.

The Company shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense (including counsel fees) or liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any action or failure to act with respect to this Plan on account of such member’s service on the Committee, except in the case of gross negligence or willful misconduct.

8.05.	Election of Committee After Change in Control.

After a Change in Control, vacancies on the Committee shall be filled by majority vote of the remaining Committee members and Committee members may be removed only by such a vote. If no Committee members remain, a new Committee shall be elected by majority vote of the Participants in the Plan immediately preceding such Change in Control. No amendment shall be made to Article 8 or other Plan provisions regarding Committee authority with respect to the Plan without prior approval by the Committee.

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ARTICLE 9.  CLAIMS PROCEDURE

9.01.	Claim.

Any person or entity claiming a benefit under the Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Corporate Human Resources Department, which shall respond in writing as soon as practical, but not later than ninety (90) days after receipt of the claim, unless the Corporate Human Resources Department notifies the Claimant that special circumstances require an additional period of time (not to exceed 90 days) to review the claim properly.

9.02.	Denial of Claim.

If the claim or request is denied, the written notice of denial shall state:

(a)	the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(b)	a description of any additional material or information required and an explanation of why it is necessary; and

(c)	an explanation of the Plan’s claim review procedure, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA if the claim is denied (in whole or in part) on appeal.

9.03.	Review of Claim.

Any Claimant whose claim or request is denied or who has not received a response within the time limits set forth above may request a review by notice given in writing to the Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or, in the event Claimant has not received a timely response, within 60 days after the date the Corporate Human Resources Department was required to respond to the claim under Section 9.01. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

9.04.	Final Decision.

The decision on review shall normally be made within sixty (60) days after the Committee’s receipt of claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

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9.05.	Claims for Disability Benefits.

To the extent required by law, the Committee shall develop alternative claims procedures that shall apply with respect to claims for Disability benefits.

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ARTICLE 10.  AMENDMENT AND TERMINATION OF PLAN

10.01.	Amendment.

The Committee may at any time amend the Plan by written instrument executed by all Committee members, notice of which shall be given to all Participants and to any Beneficiary receiving installment payments, subject to the following:

(a)	Preservation of Account Balance. No amendment shall reduce the amount accrued in any Account as of the date such notice of the amendment is given.

(b)	Changes in Interest Rate. No amendment shall retroactively reduce the rate of interest which had been credited to a Participant’s Account.

(c)	Change in Control. Notwithstanding the foregoing, the Plan may not be amended in any material respect, except as is provided below in Section 10.02, during the two (2) year period following a Change in Control.

10.02.	Company’s Right to Terminate.

(a)	Termination. The Committee may at any time partially or completely terminate the Plan. Any such termination must be made by written instrument executed by the Committee and approved by the Board. In the event of complete termination, the Plan shall cease to operate and the Company shall have the right to accelerate payments of any vested Retirement Benefit or Death Benefit to the appropriate Participant or Beneficiary pursuant to Section 10.02(b).

(b)	Effect of Termination. Upon the complete termination of the Plan by the Committee and termination of all arrangements sponsored by the Company that would be aggregated with the Plan under section 409A of the Code, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Retirement Benefit or Death Benefit in the form of a lump sum, to the extent permitted under section 409A of the Code. All payments that may be made pursuant to this Section 10.02(b), shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. If the Company exercises its discretion to accelerate payments under this Section 10.02(b), it shall not adopt any new arrangement that would have been aggregated with the Plan under section 409A of the Code within three (3) years following the date of the Plan’s termination.

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ARTICLE 11.  MISCELLANEOUS

11.01.	Hypothetical Accounts.

Each account and investment established under the Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. The accounts established under the Plan shall hold no actual funds or assets. Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between or among the Company, a Participant, or any other person.

11.02.	Company Obligation.

The Company shall not be required to fund any obligations under the Plan. Except as provided in Section 11.03, any assets that may be accumulated by the Company to meet its obligations under the Plan shall for all purposes be part of the general assets of the Company. To the extent that any Participant or Beneficiary acquires a right to receive payments under the Plan for which the Company is liable, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

11.03.	Trust Fund.

The Company shall be responsible for the payment of all benefits provided under the Plan. Before a Change in Control, at its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Following a Change in Control, the Company shall establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits, and shall fund such trust with the full amount necessary to pay all benefits that are reasonably expected to be payable under the Plan. Although such a trust may be irrevocable, its assets shall be held for payment of all of the Company’s general creditors in the event of insolvency and shall not be located or transferred outside of the United States. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of Company. No assets of the trust or the Company shall become restricted to provide benefits under the Plan in connection with a change in the Company’s financial health.

11.04.	Nonassignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event

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of a Participant’s or any other person’s bankruptcy or insolvency, except that the Committee may recognize a domestic relations order in accordance with procedures that it may establish for this purpose.

11.05.	Not a Contract of Employment.

This Plan shall not constitute a contract of employment between Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

11.06.	Protective Provisions.

A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

11.07.	Governing Law.

The Plan shall be construed and enforced in accordance with applicable federal law and, to the extent not preempted by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the legislative or judicial conflict of laws rules of any state or other jurisdiction).

11.08.	Severability.

If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. In addition, if any provision of the Plan shall be found to violate section 409A of the Code or otherwise result in benefits under the Plan being subject to income tax prior to distribution, such provision shall be void and unenforceable, and the Plan shall be administered without regard to such provision.

11.09.	Headings.

Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

11.10.	Notice.

Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered mail, certified mail, or reputable overnight delivery service. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail or overnight delivery, as of the date shown on the postmark on the receipt for registration or certification or on the records of the overnight delivery company. Mailed notice to the Committee shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in Company’s records.

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11.11.	Successors.

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Company, and successors of any such corporation or other business entity.

AMETEK, INC.

BY:	/s/ HENRY J. POLICARE
Henry J. Policare

DATE:	February 14, 2017

ATTEST

BY:	/s/ KATHRYN E. SENA
Corporate Secretary

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